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                                                                      EXHIBIT 16

[LOGO OF KPMG]        Peat Marwick LLP


December 11, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Option Care, Inc. and, under the date of March 26, 1998, we reported on the consolidated financial statements of Option Care, Inc. and subsidiaries as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997. On December 1, 1998, our appointment as principal accountants was terminated. We have read Option Care, Inc.'s statements included under Item 4 of its Form 8-K dated December 8, 1998, and we agree with such statements, except that: 1) we are not in a position to agree or disagree with Option Care, Inc.'s statement that the change in principal accountants was recommended by the audit committee of the board of directors; 2) we are not in a position to agree or disagree with Option Care, Inc.'s stated reason for changing principal accountants; 3) we are not in a position to agree or disagree with Option Care, Inc.'s statement that engagement of Ernst & Young arose from proposal requests for audit services from multiple firms; 4) we are not in a position to agree or disagree with Option Care, Inc.'s statements regarding steps implemented to correct the reportable conditions communicated to the audit committee of the board of directors of Option Care, Inc. and 5) we are not in a position to agree or disagree with Option Care, Inc.'s statement that Ernst & Young was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Option Care, Inc.'s financial statements.

Very truly yours,

KPMG Peat Marwick LLP